Exhibit 99.1

FOR IMMEDIATE RELEASE

Kohl’s Announces CEO Succession Plan:

Kevin Mansell to Retire in May 2018, Michelle Gass Appointed CEO-elect

Sona Chawla appointed President-elect

MENOMONEE FALLS, Wis. (September 26, 2017) – Kohl’s (NYSE: KSS) today announced Kevin Mansell, Kohl’s Chairman, Chief Executive Officer and President will retire in May 2018 as of the close of the company’s annual shareholders meeting. Michelle Gass will assume the CEO role at that time. Sona Chawla, Kohl’s Chief Operating Officer, will assume the role of President.

“It has been a privilege to spend 35 years at Kohl’s, 19 years on the board and nearly 10 as CEO,” said Mansell. “I look forward to this last year of my career, building on the positive momentum we have going into the holidays, furthering the development of our operational excellence and traffic-driving plans and ensuring a seamless transition for our associates, partners and shareholders.”

In the 35 years Mansell has been at Kohl’s, the company grew from a local Milwaukee-area retailer with a dozen locations to a national company with more than 1,100 stores across 49 states, generating annual sales of $19 billion.  During his tenure as CEO, the company successfully navigated a financial recession, broadened the brand portfolio, grew the e-commerce business to $3 billion, redefined itself as an omnichannel retailer and built digital capabilities to complement and leverage the strength of its store base.

“Michelle has been an instrumental leader in shaping the future at Kohl’s – one where we continue to put the customer first, focus on innovation, speed and agility and remain dedicated to the long-term financial health of the business,” Mansell continued. “Michelle’s leadership of our merchandise and marketing organizations has proven her talent, passion, vision and readiness to lead our organization. She was a key leader driving the creation of our long-term strategic framework, the Greatness Agenda, led our focus on becoming the active and wellness destination for families, launched our new loyalty program, and is responsible for bringing in new categories, partners and brands including the company’s launch of Under Armour earlier this year and our recently announced collaborations with Amazon. The retail industry is going through a transformational amount of change and Michelle is extremely well qualified and positioned to lead Kohl’s through this evolution.”

“I am honored and it is a great privilege for the opportunity to lead Kohl’s into our next chapter, building on our enduring values in serving families and taking care of our associates. Kevin has been a trusted mentor and partner and my intention is to lead this company with the drive, care and passion that Kevin has modeled for years,” said Gass. “I am energized by the challenges we are all facing today in the retail sector. Kohl’s is uniquely positioned through our strong store and omnichannel presence, our powerful brand portfolio and our differentiated value proposition. We are resilient, innovative and agile, and will continue to make investments in our business to provide compelling customer experiences that pave the path for our future success.”

Gass joined Kohl’s in 2013 as Chief Customer Officer, with leadership responsibility for marketing and the e-commerce business. In 2015, her role expanded to Chief Merchandising and Customer Officer, adding the company’s merchandising, planning and product development divisions to her areas of responsibility. Prior to joining Kohl’s, Gass spent nearly 17 years at Starbucks where she held a variety of leadership roles overseeing marketing, Starbucks beverage, food and merchandising, and global strategy. Most recently, she served as president, Starbucks EMEA. Prior to Starbucks, Gass began her career with Procter & Gamble.

Sona Chawla will maintain her responsibilities for the company’s omnichannel operations including all store operations, logistics and supply chain network, information and digital technology, and e-commerce strategy, planning and operations.

“Sona’s leadership has significantly impacted our ability to become a best-in-class omnichannel retailer,” said Mansell. “She has been laser-focused on delivering a seamless omnichannel customer experience, leveraging technology to make us more productive, and amplifying the role and relevancy of our stores as our biggest strength.”

Chawla joined Kohl’s in 2015 as Chief Operating Officer. Prior to joining Kohl’s, Chawla spent seven years with Walgreens in a variety of senior leadership roles including president of e-commerce and president of digital and chief marketing officer. Prior to joining Walgreens, she was vice president of global online business at Dell, Inc. Before Dell, she worked at Wells Fargo’s Internet Services Group, where she held several roles including executive vice president of online sales, service and marketing.

It is the intention of the Board to appoint one of its current independent members as Chairman of the Board effective upon Mansell’s retirement at the close of the company’s 2018 annual shareholders meeting and that Michelle Gass will be nominated to stand for election as a Director at that meeting to fill the vacancy created by Mansell’s retirement.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation

Reform Act of 1995. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,”

“anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item

1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s
Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl's mobile app. Throughout its history, Kohl's has given nearly $600 million to support communities nationwide. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community and how to join our winning team, visit Corporate.Kohls.com.

###

Contact:

Jen Johnson, 262-703-5241, Jen.Johnson@Kohls.com